Exhibit 16.1

August 29, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for HMS Holdings Corp. and, under the date of June 6, 2017, we reported on the consolidated balance sheets of HMS Holdings Corp. as of December 31, 2016 and 2015 and the consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016. On August 24, 2017, we were dismissed. We have read HMS Holdings Corp’s statements included under Item 4.01 of its Form 8-K dated August 29, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with HMS Holdings Corp’s statements that a competitive process was conducted to determine HMS Holdings Corp’s independent registered public accounting firm and that the change was approved by the audit committee, or HMS Holdings Corp’s statement regarding consultations with Grant Thornton LLP.

Very truly yours,

/s/ KPMG LLP